Exhibit 4.4

Execution Version

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of November 1, 2017, among LEVEL 3 FINANCING, INC., a Delaware corporation (the “Issuer”), LEVEL 3 COMMUNICATIONS, INC., a Delaware corporation (the “Parent”), WWG MERGER SUB LLC (to be renamed LEVEL 3 PARENT, LLC), a Delaware limited liability company (the “New Parent”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee under the indenture referred to below (the “Trustee”) (collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture, dated as of April 28, 2015 (as amended, supplemented or otherwise modified as of the date hereof, the “Indenture”; capitalized terms used but not defined herein having the meanings assigned thereto in the Indenture), providing for the issuance of $800 million aggregate principal amount of its 5.375% Senior Notes due 2025 (the “Securities”);

WHEREAS, on October 31, 2016, Parent entered into an Agreement and Plan of Merger with CenturyLink, Inc., Wildcat Merger Sub 1 LLC (“Merger Sub 1”) and New Parent, pursuant to which, among other things, Merger Sub 1 merged with and into Parent, with Parent continuing as the surviving company, and subsequently Parent will merge with and into New Parent, with New Parent continuing as the surviving company (the “Subsequent Merger”);

WHEREAS, Section 801 of the Indenture provides that, in connection with the Subsequent Merger, the Issuer, Parent and New Parent shall execute and deliver to the Trustee, and the Trustee shall execute, a supplemental indenture pursuant to which New Parent shall expressly assume all of Parent’s obligations under the Parent Guarantee and the Indenture;

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee, New Parent, Parent and the Issuer are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Issuer, New Parent and Parent have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, New Parent, Parent and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. Capitalized Terms. Capitalized terms used in this Supplemental Indenture (including the recitals hereto) without definition shall have the meanings set forth in the Indenture.

2. Agreement to Assume Obligations. New Parent hereby expressly assumes all of Parent’s obligations under the Parent Guarantee and the Indenture.

3. New Parent Substituted. In accordance with Section 902 of the Indenture, upon the execution of this Supplemental Indenture by the Issuer, New Parent, Parent and the Trustee, Parent is released from all of its obligations and covenants under the Indenture and the Securities, and New Parent shall constitute “Parent” for purposes of the Securities, the Parent Guarantee and the Indenture.

4. Successors and Assigns. This Supplemental Indenture shall be binding upon the Issuer and New Parent and their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

5. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Supplemental Indenture, the Indenture or the Securities shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein and therein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture, the Indenture or the Securities at law, in equity, by statute or otherwise.

6. Modification. No modification, amendment or waiver of any provision of this Supplemental Indenture, nor the consent to any departure by the Issuer or New Parent, therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand by the Issuer or New Parent in any case shall entitle the Issuer or New Parent, as applicable, to any other or further notice or demand in the same, similar or other circumstances.

7. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

8. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

11. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuer, New Parent and Parent and not of the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LEVEL 3 FINANCING, INC., as Issuer,

By:	/s/ Rafael Martinez-Chapman
Name:	Rafael Martinez-Chapman
Title:	Senior Vice President-Treasurer

LEVEL 3 COMMUNICATIONS, INC., as Parent,

By:	/s/ Sunit S. Patel
Name:	Sunit S. Patel
Title:	Executive Vice President and Chief Financial Officer

WWG MERGER SUB LLC, as New Parent,

By:	/s/ Sunit S. Patel
Name:	Sunit S. Patel
Title:	Executive Vice President and Chief Financial Officer

[Signature page to the Supplemental Indenture -5.375% Senior Notes due 2025]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee,

By:	/s/ R. Tarnas
Name:	R. Tarnas
Title:	Vice President

[Signature page to the Supplemental Indenture -5.375% Senior Notes due 2025]